EXHIBIT 10.16

BIOGAS TRANSPORTATION AGREEMENT

THIS BIOGAS TRANSPORTATION AGREEMENT (“Agreement”), made and entered into as of this 20th day of October 2006, by and between Intrepid Technology and Resources, Inc., an Idaho corporation, (“Transporter”) and Intrepid Technology and Resources Biogas, LLC, an Idaho limited liability company, (“Shipper”).  The parties hereto are hereinafter referred to from time-to-time individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Shipper anticipates producing bovine solid waste-derived methane pursuant to that certain Anaerobic Digester Biogas Facilities Supply and Operations Agreement, dated October 13, 2006, by and between Shipper and West Point Farms (“Dairy”) that Shipper will be converting into biomethane (hereinafter referred to as “Biogas”);

WHEREAS, Shipper shall own and sell the Biogas to the Intermountain Gas Company (“Intermountain”) pursuant to that certain Gas Purchase and Sale Agreement between Transporter and Intermountain, dated October 25, 2005, as amended and assigned to Shipper on December 1, 2005, (“Intermountain Agreement”);

WHEREAS, Transporter is in the process of building and, upon completion of construction, will own a seven (7) mile pipeline (the “Pipeline”) connecting a receipt point located at the interconnection of the Pipeline with the anaerobic digesters located on Dairy’s property (the “Receipt Point”) to a designated delivery point at the interconnection point of the Pipeline and the local natural gas distribution network owned and operated by Intermountain (the “Delivery Point”);

WHEREAS, subject to all applicable governmental approvals and regulations, Shipper desires to use the Pipeline to transport the Biogas from the Receipt Point to the Delivery Point and Transporter, an intrastate pipeline, desires to transport Shipper’s Biogas gas through the Pipeline from the Receipt Point to the Delivery Point.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I.

Term

The term of this Agreement shall be twenty (20) years from the date first set forth above (the “Initial Term”).  This Agreement shall be automatically renewed and extended for successive one (1) year terms (each, an “Extension”) at the end of the Initial Term and each successive Extension, unless terminated upon ninety (90) days written notice prior to the end of the Initial Term or any Extension by either Party to the other Party.

II.

Price

Shipper shall pay Transporter a transportation fee of ten (10) cents ($0.10) per MMBtu of Biogas transported and delivered from the Receipt Point to the Delivery Point as defined hereinabove.

III.

Billing and Payment

Payment for transportation hereunder shall be made in arrears.  Transporter shall send monthly bills to Shipper for all Biogas delivered the previous month.  Shipper shall pay all bills within thirty (30) days of receipt.  Any bills that are not satisfied within thirty (30) days of receipt of the same shall accrue interest at the rate of twelve percent (12%) per annum, compounded monthly.  Failure by Shipper to pay the portion of any bills that are undisputed and remain unsatisfied after ninety (90) days shall constitute an Event of Default by Shipper pursuant to the provisions of Section XIII herein.

IV.

Quantity

A.

Maximum Annual Quantity/Daily Quantity.  The maximum annual quantity (“MAQ”) that Shipper may deliver to the Pipeline shall be 150,000 MMBtu and the maximum daily quantity (“MDQ”) that Shipper may deliver to the Pipeline shall be 411 MMBtu.  The quantities stated above may only be changed by a written amendment to this Agreement signed by both Parties.

B.

Measurement.  Quantities of Biogas shall be measured using the methods of computation of volumes, specific gravity, temperature, and gross heating values utilized by Intermountain pursuant to the Intermountain Agreement.  Quantities of Biogas shall be measured at both the Receipt Point and the Delivery Point.

C.

Metering.  Transporter shall install, at its own expense, meters to measure the flow of Biogas through the Pipeline.  Meters shall be installed at the Receipt Point and the Delivery Point.

V.

Pressure

Deliveries shall be made at the pressure prevailing on Transporter’s system from time to time.

VI.

Termination for Default

This Agreement may be terminated upon an Event of Default as defined and provided for in Section XIII below.

VII.

Title to Biogas

Title to the Biogas shall remain with the Shipper at all times while the Biogas is being transported through the Pipeline from the time such Biogas enters the Pipeline at the Receipt Point to the time it exits the Pipeline at the Delivery Point.

VIII.

Control of the Biogas

At all times during which the Biogas is in the Pipeline between the Receipt Point and the Delivery Point it shall be deemed to be within the control of Transporter.

IX.

Indemnification

Each Party covenants and agrees to defend, indemnify, and hold harmless the other Party from and against, any claim, loss, liability, damage, or expense to a third party (including reasonable attorneys’ fees, costs, and expenses) that the other Party may suffer, sustain, or become subject to as a result of a breach by the indemnifying Party of any obligation of the indemnifying Party contained in this Agreement.

X.

Insurance

Each Party shall, at its sole cost and expense, obtain and maintain in full force and effect the following insurance policies underwritten by good and solvent insurance companies.

A.

Workers' Compensation Insurance - to pay claims for personal injuries sustained by its employees, including death resulting therefrom (at coverage levels required by applicable law) arising out of or related in any way to activities or the presence of its employees, agents or contractors in relation to this Agreement. Employer's liability coverage shall be included with a limit of liability of not less than One Million Dollars ($1,000,000).

B.

Commercial General Liability Insurance - to pay claims for damage to property, and for injuries to or death of any person or persons arising out of or related in any way to the activities relating to this Agreement. Such insurance shall be written on an occurrence basis with limits of liability of not less than One Million Dollars ($1,000,000) for any one occurrence.

C.

Automobile Liability Insurance - to pay claims for damage to property, and for injuries to or death of any person or persons with a combined single limit of not less than One Million Dollars ($1,000,000) for any one occurrence arising out of or related in any way to activities or the presence of its employees, agents or contractors on the subject property.

XI.

Dispatch

The Parties shall mutually develop a procedure for communication and dispatch of Biogas to be transported through the Pipeline.  Such procedure shall include provisions for notification by Shipper to Transporter of planned deliveries and confirmation by Transporter that it will accept and transport the Biogas to be delivered to the Receipt Point.

XII.

Force Majeure

A.

Definition.  Force Majeure shall mean an event or circumstance beyond the reasonable control of, and without the fault or negligence of, a Party, which causes such Party to be unable to perform its obligations hereunder; provided that, changes in the economic or financial circumstances of a Party shall not constitute Force Majeure.  Force Majeure shall include: failure or interruption of the production, delivery or acceptance of Biogas due to an act of God; war (declared or undeclared); sabotage; riot; insurrection; civil unrest or disturbance; terrorism, military or guerrilla action; economic sanction or embargo; civil strife, work stoppage, slow-down, or lock-out; explosion; fire; earthquake; hurricane; flood; lightning; severe wind; drought; peril of the sea; unavailability or failure of equipment, supplies or products not due to an act or omission of the Party claiming Force Majeure.

B.

Excused Performance  Each Party shall be excused from performance hereunder and shall not be considered to be in default or be liable in damages or otherwise with respect to any obligation hereunder, except any payment obligations hereunder, if and to the extent that such Party's failure of, or delay in, performance is due to a Force Majeure event; provided, that:

1.

The Party seeking to be excused gives the other Party prompt oral notice, and then written Notice, as defined in and provided for in Section XVI.T herein, describing the particulars of the Force Majeure event, including the expected duration and probable impact on the performance of such   Party’s obligations hereunder, and thereafter continues to furnish timely, regular reports with respect thereto during the continuation of the Force Majeure, as soon as is reasonably practicable, but in no event later than ten (10) days after the occurrence of such event;

2.

The suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure event;

3.

The Party affected by the Force Majeure event uses commercially reasonable efforts to:

a.

mitigate the effects thereof on itself and on the other Party;

and

b.

correct or cure the event or condition excusing performance.

4.

When the Party is able to resume performance of its obligations under this Agreement, such Party shall give the other Party written notice to that effect and shall promptly resume performance hereunder.

C.

Burden of Proof:  The burden of proof as to whether an event of Force Majeure has occurred shall be upon the Party claiming relief due to the Force Majeure.

D.

Payment Obligations Not Excused:  No payment obligation arising under this Agreement during or prior to the date of a Force Majeure event shall be excused by such event of Force Majeure.

E.

Force Majeure:  No Event of Default shall have occurred with respect to either Party to the extent such Party’s failure to perform an obligation is caused by conditions or events of Force Majeure, provided that such Party has complied with its obligations regarding such Force Majeure contained herein.

XIII.

XIII.

Default and Remedies

A.

Events of Default:  The following shall be deemed “Events of Default” if not cured within thirty (30) days of written notice thereof: (1) failure of Transporter to deliver Biogas inserted into the Pipeline at the Receipt Point to the Delivery Point; (2) failure of Shipper to pay the undisputed portion of a bill to Transporter within ninety (90) days of the time a bill is delivered to Shipper; and (3) any other material breach of this Agreement by either Party.

B.

Remedies:  During the continuance of an Event of Default, the non-defaulting Party shall have the right to exercise, either individually or cumulatively, the following remedies: (1) to terminate this Agreement after expiration of the Negotiation Period (as defined below), (2) the dispute resolution procedures outlined in Section XV below.

C.

Limitations on Damages:  The Parties shall not be liable to each other for punitive, special, incidental or consequential damages of any kind based on any theory of action including breach of warranty, breach of contract, strict liability, or negligence arising out of performance under this Agreement.

XIV.

Dispute Resolution

In the event of a dispute, controversy or claim under this Agreement, the Party adversely affected or aggrieved shall provide the accused Party of a notice of dispute, controversy or claim (“Notice of Dispute”).  The Party providing Notice of Dispute shall serve such Notice of Dispute in accordance with Section XVI.T below.  The Party accused of breach of this Agreement or conduct giving rise to the dispute, controversy or claim shall have fifteen (15) business days to engage the aggrieved Party in good faith negotiations to resolve the dispute, controversy or claim.  If the Parties are unable to resolve their differences during this negotiation period (the “Negotiation Period”),  provided the breach has not otherwise been cured, the aggrieved Party shall be entitled to exercise its right to pursue all available remedies under this Agreement and the laws of the State of Idaho, and the Parties shall proceed to non-binding mediation.  The Parties agree to make a diligent, good faith attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement, or alleged breach thereof, through non-binding mediation prior to seeking arbitration hereunder.  Any dispute, controversy, claim or alleged breach not resolved through mediation within thirty (30) days of one Party's written demand to the other Party to participate in non-binding mediation will be settled by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. This Section of this Agreement constitutes a written agreement between the Parties to submit to arbitration any controversy hereafter arising between Transporter and

Shipper, and is valid, binding, enforceable, and irrevocable pursuant to the terms of Idaho Code § 7-901.

XV.

Representations and Warranties

A.

Good standing

Each Party represents and warrants that it is an entity in good standing in the State of Idaho and fully licensed to do business in that state.

B.

Authorizations

Each Party represents and warrants that the person executing this Agreement is duly authorized to execute this Agreement on behalf of the Party it represents and that no other authorizations, resolutions or permissions are needed in order for such person to execute this Agreement.

C.

Permitting and Regulatory Compliance

Each Party represents and warrants that it has all of the permits, authorizations, licenses and permissions required to exercise its rights and perform its responsibilities under this Agreement.

XVI.

Miscellaneous

A.

Governing Law. This Agreement shall be governed by the laws of the State of Idaho, as an agreement between residents of the State of Idaho and to be performed in the State of Idaho.

B.

Entire Agreement. This Agreement, executed by the Parties herewith, embodies the entire agreement between the Parties with relation to the subject matters covered, and there have been and are no covenants, agreements, representations, warranties or restrictions between the Parties concerning these topics other than those specifically set forth in those documents. These documents are intended to be fully integrated agreements between the Parties with respect to the subject matters covered.

C.

Modification. The Parties hereto may at any time hereafter modify or amend this Agreement by a subsequent written agreement executed by all Parties. This Agreement shall not be amended or changed except by written instrument, signed by both of the Parties hereto.

D.

No Waiver. No action or conduct or delay or failure to act by either Party shall be construed as a waiver unless such waiver is expressly set forth in writing. No single or partial exercise of any right, power, or privilege hereunder precludes any other or further exercise thereof or the exercise of any other right, power, or privilege.

E.

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their representatives, successors and permitted assigns.

F.

Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof.

G.

Gender. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa.

H.

Counterparts. This Agreement may be executed in two or more counterparts, including counterparts transmitted via facsimile, each of which shall be deemed an original. Each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one (1) agreement.

I.

Additional Acts.  Except as otherwise provided herein, in addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by the Parties, the Parties hereby agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered any and all such further acts, deeds and assurance as either of the Parties may reasonably require to consummate the transactions contemplated hereunder.

J.

Third Parties.  This Agreement is intended solely for the benefit of the Parties herein.  Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any Person not a Party to this Agreement.

K.

Assignment.  Each Party respectively binds itself, and, as may be applicable, its successors and assigns to the other Party hereto and to the successors and assigns of such other Party in respect to covenants, agreements and obligations contained in this Agreement.  Except as may be specifically provided in this Agreement, neither Party shall assign this Agreement in whole or in part without the prior written consent of the other Party, such consent not to be unreasonably withheld.  In the event of any such assignment, the assigning Party shall require the assignee to assume the responsibilities of assignor.  If either Party attempts to make such an assignment without such consent, that Party shall be in breach of this Agreement and shall, notwithstanding such assignment, remain legally responsible for all its obligations and liabilities under this Agreement.  Either Party may, without the consent of the other Party, assign this Agreement to a lender providing financing for that Party’s performance of this Agreement.  The other Party shall execute all consents reasonably required to facilitate such assignment.

L.

Expenses of Agreement. The Parties hereto shall each pay their own attorneys' fees incurred for the preparation, negotiation and review of this Agreement.

M.

Attorneys' Fees. In the event of any controversy, claim, or action between the Parties to enforce the terms and conditions of this Agreement or any of the other documents executed contemporaneously herewith, or arising from breach of any provision hereof, the prevailing Party will be entitled to receive from the other Party all costs, damages and expenses, including reasonable attorneys' fees, incurred by the prevailing Party, whether or not such controversy or claim is litigated or prosecuted to judgment.

N.

Severability.  In case one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, unconscionable or unenforceable in any respect, such invalidity, illegality, unconscionability or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, unconscionable or unenforceable provision had never been contained herein and all other terms and provisions hereof will nevertheless remain effective and be in force to the fullest extent permitted by law. If any term or provision of this Agreement or the application thereof to any Party, or circumstance, shall to any extent be invalid or unenforceable and if this results in one Party being materially adversely affected compared to the other Party, then the Parties shall negotiate in good faith to rebalance the benefits of this Agreement to those existing prior to the term or provision being determined to be invalid or unenforceable.

O.

Construction. Because each of the Parties hereto have been represented by counsel in the course of the negotiation for and the preparation of this Agreement, in all cases, the language of this Agreement will be construed simply, according to its fair meaning and not strictly for or against either Party.

P.

Survival.  The provisions of this Agreement, which, by their nature, survive termination of this Agreement, shall be deemed to survive such termination.

Q.

Cooperation.  Each Party, upon the request of the other Party, and without further consideration, shall cooperate with the other Party by furnishing, or using commercially reasonable efforts to cause others to furnish, any additional information and/or by executing and delivering, or using commercially reasonable efforts to cause others to execute and deliver, any additional documents and/or instruments, and shall use, or cause others to use commercially reasonable efforts to do so, and shall also perform such other reasonable acts as may be requested by the other Party in connection with the transactions contemplated hereby.

R.

No Joint Venture. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, or agency relationship between the Parties. Transporter and Shipper do not currently intend or contemplate the formation or establishment of any partnership, joint venture, pooling arrangement, or other formal business organization of any kind. Nothing in this Agreement is to be construed as constituting the appointment of any Party hereto as an employee or agent of the other Party. Neither Party shall have any right or authority to assume or to create any obligation or responsibility, as expressed or implied, on behalf of or in the name of the other Party. Each Party is acting hereunder solely as an independent contractor.

S.

Exhibits and References.   Each reference to a "Section" is intended to refer to a Section in this Agreement.

T.

Notice.  Notice under this Agreement must be in writing and shall be deemed to have been duly given when delivered by hand or when received by United States certified mail sent with a return receipt requested, national overnight courier or by facsimile with delivery confirmation, to the Parties' addresses as set forth below:

If to Shipper:

If to Transporter:

Jacob Dustin

Dennis Keiser

Intrepid Technology and Resources Biogas, LLC

Intrepid Technology and Resources, Inc.

501 West Broadway

501 West Broadway

Suite 200

Suite 200

Idaho Falls, Idaho 83402

Idaho Falls, Idaho 83402

(208) 529-5337 (tel)

(208) 529-5337 (tel)

(208) 529-1014 (fax)

(208) 529-1014 (fax)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, and caused it to be effective as of the date and year first above written.

TRANSPORTER	SHIPPER
Intrepid Technology and Resources, Inc.	Intrepid Technology and Resources Biogas, LLC

_____________________________________	_______________________________________
By Dennis Keiser	By Intrepid Technology and Resources, Inc.
Its Chief Executive Officer	Its Manager
Date: October 20, 2006
By Dennis Keiser
Its Chief Executive Officer
Date: October 20, 2006